THOMPSON BRUSSELS CINCINNATI CLEVELAND COLUMBUS DAYTON NEW YORK WASHINGTON, D.C. HINE
                                                             February 27, 2003


Fairport Funds
3636 Euclid Avenue, Suite 3000
Cleveland, Ohio 44115

            Re: Fairport Funds, File Nos. 33-84186 and 811-8774

Ladies and Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of the Post-Effective Amendment No. 12 to the Registration Statement, File Nos. 33-84186 and 811-8774 (the "Registration Statement"), of the Fairport Funds (the "Trust").

     We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

     Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 12 is effective for purposes of applicable federal and state securities laws, the shares of the following: Fairport Emerging Growth Fund, Fairport International Equity Fund, Fairport Growth Fund, Fairport Growth and Income Fund and Fairport Government Securities Fund (collectively, the "Funds"), each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

     We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 12 to the Registration Statement.

                                                              Very truly yours,

                                                                       /s/

                                                              Thompson Hine LLP
DSM/JMS/EDB